Exhibit 4.1

TRANSMERIDIAN EXPLORATION INCORPORATED

AMENDED AND RESTATED 2003 STOCK COMPENSATION PLAN

This Amended and Restated 2003 Stock Compensation Plan amends the 2003 Stock Compensation Plan of Transmeridian Exploration Incorporated to increase the number of shares authorized for issuance under such Plan from 2,500,000 shares to 5,000,000 shares, and otherwise restates the remaining provisions of such Plan, without further amendment, in its entirety.

SECTION 1. PURPOSE.

The purpose of this 2003 Stock Compensation Plan (the “Plan”) of Transmeridian Exploration Incorporated (together with any subsidiaries, affiliates or successor thereto, the “Company”) is (a) to promote the identity of interests between shareholders, employees, and directors of the Company by encouraging and creating significant ownership of Common Stock of the Company by such officers, employees, and directors of the Company and its subsidiaries; (b) to enable the Company to attract and retain qualified officers, employees and directors who contribute to the Company’s success by their ability, ingenuity and industry; (c) to provide meaningful motivation and incentive for officers, employees, and directors who are responsible for the success of the Company and who are in a position to make significant contributions toward its objectives; and (d) to provide a means to compensate officers, employees and directors of the Company as well as to compensate consultants, advisors, and other third parties who provide valuable services for the Company. Certain capitalized terms used in this Agreement are defined either in the body of the Agreement or in Section 12, “Definitions”.

Pursuant to the terms and conditions of this Plan, the Company is authorized to issue shares of common stock of the Company, $.0006 par value, under the Plan, including the issuance of the following types of Awards:

•  Restricted Stock Awards

•  Payments of Bonus Awards in Shares

•  Payment for Services to Consultants in Shares

•  Employer Contributions to 401-K Plan

•  Stock Appreciation Rights

•  Warrants to purchase Shares

SECTION 2. SHARES SUBJECT TO THE PLAN.

Subject to adjustment as provided in Section 9, the total number of Shares reserved and available for Awards under the Plan during the term hereof shall be 5,000,000 million shares. For purposes of this Section 2, the number of and time at which Shares shall be deemed to be subject to Awards and therefore counted against the number of Shares reserved and available under the Plan shall be the earliest date at which the Committee can reasonably estimate the number of Shares to be distributed in settlement of an Award or with respect to which payments will be made; provided, however, that, subject to the requirements of Rule 16b-3, the Committee may adopt procedures for the counting of Shares relating to any Award for which the number of Shares to be distributed or with respect to which payment will be made cannot be fixed at the date of grant to ensure appropriate counting, avoid double counting (in the case of tandem or substitute awards), and provide for adjustments in any case in which the number of Shares actually distributed or with respect to which payments are actually made differs from the number of Shares previously counted in connection with such Award.

If any Shares to which an Award relates are forfeited or the Award is settled or terminates without a distribution of Shares (whether or not cash, other Awards, or other property is distributed with respect to such

Award), any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement or termination, again be available for Awards under the Plan; provided, however, that such Shares shall be available for issuance only to the extent that the related award would be exempt under Rule 16b-3.

SECTION 3. ELIGIBILITY.

Awards may be granted only to individuals who are officers, employees (including employees who are also directors), directors and Consultants of the Company or a Subsidiary; provided, however, that no Award shall be granted to any member of the Committee.

SECTION 4. SPECIFIC TERMS OF AWARDS.

4.01.    General.    Awards may be granted on the terms and conditions set forth in this Section 4. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10.02), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation the acceleration of vesting of any Awards or alteration of terms requiring forfeiture of Awards in the event of termination of employment by the Participant.

4.02.    Restricted Stock.    The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)    Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose. The Committee shall have the authority to set the period of time during which the restrictions shall apply and the vesting provisions relating to such Restricted Stock. Such Restricted Stock shall vest either: (x) if the Committee so determines, in full with respect to all Shares underlying such Award of Restricted Stock at the expiration of the restriction period; or (y) if the Committee so determines, proportionally in installments of the Shares underlying such Award of Restricted Stock over the restriction period, except that such restrictions may lapse earlier in the event of death, disability, termination of employment, or retirement of an awardee, on such terms as the Committee shall determine, or in accordance with Section 8 hereof. The Committee shall have the authority to accelerate the vesting of an Award of Restricted Stock. The Committee shall have the authority to award Restricted Stock without cash consideration or, if it so determines, for an exercise price.

(ii)   Termination. The Committee shall have the authority to determine the events giving rise to the termination of such Restricted Stock and the terms and provisions relating to such Restricted Stock in the event of the termination of any employee’s, officer’s, director’s, or Consultant’s relationship with the Company. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case after the award has been made, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes.

(iii)  Certificates of Shares. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. The Company, or if the Committee so designates, an escrow agent acting on behalf of the Company, shall retain physical possession of the certificates until such time as the shares are no longer restricted, and the Participant shall deliver a stock power to the Company or such agent, endorsed in blank, relating to the Restricted Stock.

(iv)  Restrictions on Transfer. Except as may be otherwise expressly permitted by the Award Agreement, no right or interest of any Participant in the Restricted Stock prior to vesting of such Restricted Stock will be assignable or transferable, or subjected to any lien, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(v)   Ownership. During the restriction period relating to the Restricted Stock, the Participant shall possess all incidents of ownership of such shares, including the right to vote and to receive dividends, subject to the restrictions set forth in this Plan, the Award Agreement, or as otherwise determined by the Committee.

(vi)  Dividends and Distributions.    Unless otherwise set forth in the Award Agreement, the Committee shall determine at the time of the declaration of any dividends or distributions with respect to shares of Common Stock subject to the unvested portion of an Award whether such dividends or distributions will be subject to the same restrictions (including risk of forfeiture) as the shares to which such dividends or distributions relate. The Committee shall also determine whether the Company will withhold any such dividends or distributions pending vesting of the shares to which it relates and, in such event, the Committee will determine whether any interest will be paid on such dividends or distributions.

4.03.    Bonus Awards.    The Committee is authorized to grant Bonus Awards to Participants on the following terms and conditions:

(i)    Awards and Conditions. A Bonus Award shall confer upon the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Bonus Award is granted, in whole or in part, as determined by the Committee, conditioned upon, or in recognition of, the achievement of any performance criteria determined by the Committee.

(ii)   Performance Period. The period of time with respect to which it is to be determined whether the performance criteria applicable to a Bonus Award have been achieved shall be such period of time as shall be determined by the Committee. A Bonus Award may be granted for past performance by a Participant and may include discretionary criteria for such performance as determined by the Committee. The vesting requirements, if any, attributable to Bonus Awards shall be determined by the Committee.

(iii)  Other Terms. A Bonus Award shall be denominated in Shares and may be payable in cash, Shares, other Awards, or other property, and have such other terms as shall be determined by the Committee.

4.04    Payment for Services by Consultants.    The Committee is authorized to issue Shares of the Company as direct payment for services by Consultants. The Committee shall establish the number of Shares to be issued to such Consultant as equivalent value for the services rendered by such Consultants, and the Committee shall otherwise make all determinations regarding the payment for such services in the form of Shares.

4.05.    Employer Contributions to 401-K Plan.    The Committee is authorized to issue Shares under the Plan as employer contributions to any 401-K Plan established by the Company. The Committee shall approve the terms of any such 401-K Plan(s), including the employee contributions eligible for employer matching contributions and the provisions of such matching contributions, including vesting periods and terms of forfeiture.

4.06.    Stock Appreciation Rights.    The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(i)    Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine in the case of any such right, the Fair Market Value of one Share at any time during a specified period before or after the date of exercise or the Change of Control Price as defined in Section 8.03) over (B) the base price of the Stock Appreciation Right as determined by the Committee as of the date of grant of the Stock Appreciation Right, which shall be not less than the Fair Market Value of one Share on the date of grant. On and  after the date of grant of a Stock Appreciation Right hereunder, the Committee shall not have the authority to reduce the base price of such Stock Appreciation Right, except as provided in Section 9 hereof.

(ii)   Other Terms. The Committee shall determine the time or times at which a Stock Appreciation Right may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any Stock Appreciation Right.

4.07.    Warrants.    The Committee is authorized to grant Warrants to purchase Shares of the Company. The Committee shall establish the number of Shares to be exercised pursuant to such Warrants, the terms and conditions applicable to the Warrants (including, without limitation, the exercise price, which does not need to equal or exceed the Fair Market Value of the Shares at the date of the grant of the Warrant, and the period during which the Warrant is exercisable), and the criteria for issuing such Warrants. The Committee shall make all determinations regarding such Warrants and the rights thereto.

SECTION 5. ADMINISTRATION.

5.01.    Authority of the Committee.    The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i)    to select and designate Participants;

(ii)   to designate Subsidiaries;

(iii)  to determine the type or types of Awards to be granted to each Participant;

(iv)  to determine the number of Awards to be granted, the number of Shares to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waivers or accelerations thereof, and waiver of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(v)   to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, or surrendered;

(vi)  to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or pursuant to an agreement between the Company and the Participant;

(vii) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(viii)   to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(ix)  to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(x)   to interpret and administer the Plan and any instrument or agreement relating to, or Award under, the Plan; and

(xi)  to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

5.02.    Manner of Exercise of Committee Authority.    Unless authority is specifically reserved to the Board under the terms of the Plan, or applicable law, the Committee shall have sole discretion in exercising such authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Participants, any person claiming any rights under the Plan from or through any Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Subsidiary the authority, subject to such terms as the Committee shall determine, to perform administrative functions under the Plan.

5.03. Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf, shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

SECTION 6. CERTAIN PROVISIONS APPLICABLE TO AWARDS.

6.01.    Stand-Alone, Additional, Tandem, and Substitute Awards.    Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award granted under the Plan or any award granted under any other plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

6.02.    Exchange Provisions.    The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Shares, or other property based on such terms and conditions as the Committee shall determine and communicate to the Participant at the time that such offer is made.

6.03.    Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Stock Appreciation Right granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be required under Section 422 of the Code).

6.04.    Form of Payment under Awards.    Subject to the terms of the Plan and any applicable Award Agreement, payments (if any) to be made by the Company or a subsidiary upon the grant or exercise of an Award may be made in such forms as the Committee shall determine, including without limitation, cash, Shares, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

6.05.    Loan Provisions.    With the consent of the Committee, and subject to compliance with applicable laws and regulations, the Company may make, guarantee, or arrange for, a loan or loans to a Participant with respect to the exercise of any Option or other payment in connection with any Award, including the payment by a Participant of any or all federal, state, or local income or other taxes due in connection with any Award. Subject to such limitations, the Committee shall have full authority to decide whether to make a loan or loans hereunder and to determine the amount, terms, and provisions of any such loan or loans, including the interest rate to be charged in respect of any such loan or loans, whether the loan or loans are to be with or without recourse against the borrower, the terms on which the loan is to be repaid and conditions, if any, under which the loan or loans may be forgiven. Nothing in this Section shall be construed as implying that the Committee shall or will offer such loans.

SECTION 7. GENERAL RESTRICTIONS APPLICABLE TO AWARDS.

7.01.    Restrictions Under Rule 16b-3.    If and to the extent the Company is (or becomes) subject to Section 16 under the Exchange Act, then at such time, the following provisions shall apply:

(i)    Six-Month Holding Period. Unless a Participant could otherwise transfer an equity security, derivative security, or Shares issued upon exercise of a derivative security granted under the Plan without incurring liability under Section 16(b) of the Exchange Act, (i) an equity security issued under the Plan, other than an equity security issued upon exercise or conversion of a derivative security granted under the Plan, shall be held for at least six months from the date of acquisition; (ii) with respect to a derivative security issued under the Plan, at least six months shall elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security; and (iii) any Award in the nature of a Stock Appreciation Right must be held for six months from the date of grant to the date of cash settlement.

(ii)   Non-transferability. Awards which constitute derivative securities (including any option, stock appreciation right, or similar right) shall not be transferable by a Participant except upon such terms and conditions as the Committee may determine to an Immediate Family Member of such Participant, or to a trust, partnership or limited liability company all of whose beneficiaries, partners or members, as the case may be, are Immediate Family Members, or by will or the laws of descent and distribution (except pursuant to a beneficiary designation authorized under Section 7.02) or, if then permitted under Rule 16b-3, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and, in the case of an Incentive Stock Option as defined in the Code or, if then required by Rule 16b-3, any other derivative security granted under the Plan, shall be exercisable during the lifetime of a Participant only by such Participant or his legal representative.

(iii)  Compliance with Rule 16b-3. It is the intent of the Company that this Plan comply in all respects with Rule 16b-3 in connection with any Award granted to a person who is subject to Section 16 of the Exchange Act. Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such person, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements with respect to such person.

7.02.    Limits on Transfer of Awards; Beneficiaries.    Except as provided in Section 7.01(ii), no right or interest of a Participant in any Award shall be pledged, encumbered or hypothecated to or in favor of any party (other than the Company or a Subsidiary), or shall be subject to any lien, obligation, or liability of such Participant to any party (other than the Company or a Subsidiary). Unless otherwise determined by the Committee (subject to the requirements of Section 7.01(ii)), no Award subject to any restriction shall be assignable or transferable by a Participant otherwise than by will or the laws of descent and distribution (except to the Company under the terms of the Plan); provided, however, that a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any distribution, with respect to any Award, upon the death of the Participant. A beneficiary, guardian, legal representative, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant or other agreement applicable to such, except to the extent the Plan and such Award Agreement or other agreement otherwise provide with respect to such persons, and to any additional restrictions deemed necessary or appropriate by the Committee.

7.03.    Registration and Listing Compliance.    The Company shall not be obligated to deliver any Award or distribute any Shares with respect to any Award in a transaction subject to regulatory approval, registration, or any other applicable requirement of federal or state law, or subject to a listing requirement under any listing or similar agreement between the Company and any national securities exchange, until such laws, regulations, and contractual obligations of the Company have been complied with in full, although the Company shall be obligated to use its best efforts to obtain any such approval and comply with such requirements as promptly as practicable.

7.04.    Share Certificates.    All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop-transfer order and other restrictions as the Committee may deem advisable under applicable federal or state laws, rules and regulations thereunder, and the rules of any national securities exchange or the OTC Bulletin Board on which Shares are listed. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions or any other restrictions that may be applicable to Shares, including under the terms of the Plan or any Award Agreement. In addition, during any period in which Awards or Shares are subject to restrictions under the terms of the Plan or any Award Agreement, or during any period during which delivery or receipt of an Award or Shares has been deferred by the Committee or a Participant, the Committee may require the Participant to enter into an agreement providing that certificates representing Shares issuable or issued pursuant to an Award shall remain in the physical custody of the Company or such other person as the Committee may designate.

SECTION 8. CHANGE OF CONTROL PROVISIONS.

Notwithstanding any other provision of the Plan, the following acceleration and valuation provisions shall apply in the event of a “Change of Control” as defined in this Section 8.

8.01.    Acceleration and Cash-Out Rights.    In the event of a “Change of Control,” as defined in Section 8.02, automatically in the case of all Participants:

(i)    The performance criteria of all Bonus Awards shall be deemed fully achieved and all such Awards shall be fully earned and vested, subject only to the restrictions on dispositions of equity securities set forth in Section 7.01(i) and legal restrictions on the issuance of Shares set forth in Sections 7.03 and 7.04;

(ii)   Any Stock Appreciation Right and other Award in the nature of a right that may be exercised which was not previously exercisable and vested shall become fully exercisable and vested, subject only to the restrictions on disposition of equity securities set forth in Section 7.01(i) and legal restrictions on the issuance of Shares set forth in Sections 7.03 and 7.04;

(iii)  The restrictions, deferral limitations, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested, subject only to the restrictions on dispositions of equity securities set forth in Section 7.01(i) and legal restrictions on the issuance of Shares set forth in Sections 7.03 and 7.04;

(iv)  In the sole discretion of the Committee, all outstanding Awards may be cancelled and in such event a Participant holding any such Award shall be paid in cash therefore on the basis of the “Change of Control Price” (as defined in Section 8.03) as of the date that the Change of Control occurs, or such other date as the Committee may determine prior to the Change of Control; provided, however, that this Section 8.01(iv) shall not apply in the case of any Award if the cancellation of and payment for such Award would cause the Participant to incur actual short-swing profits liability under Section 16(b) of the Exchange Act; and

(v)   To the extent Section 8.01(iv) of this Section 8 does not apply and at any time after the Change of Control the Shares are no longer readily tradable on an established exchange or the OTC Bulletin Board, a Participant shall, as of the date on which the Change of Control occurs, be entitled to receive, consistent with Rule 16b-3, and the Company shall use its best efforts to compel and obligate the surviving or resulting company in the Change of Control and/or the other party to the agreement or transaction resulting in the Change of Control to grant to the Participant, substitute Stock Appreciation Rights and/or Restricted Stock, as the case may be, in respect of the shares of common stock or other capital stock of such surviving or resulting company, or such other party involved in the Change of Control, on such terms and conditions, as to the number of shares, pricing, vesting, exercisability and otherwise, which shall substantially preserve the value, rights and benefits of any affected Stock Appreciation Rights and/or Restricted Stock, as the case may be, previously granted hereunder.

8.02.    Change of Control.    For purposes of Section 8.01, a “Change of Control” shall mean a change in ownership or control of the Company affected through any of the following transactions:

(i)    the direct or indirect acquisition by any person or related group of persons (other than by the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders, or other transaction, in each case which the Board does not recommend such shareholders to accept; or

(ii)   a change in the composition of the Board over a period of 24 consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; or

(iii)  any Corporate Transaction.

8.03.    Change of Control Price.    For purposes of this Section 8, “Change of Control Price” means the highest price per share paid in any transaction reported on the securities exchange or trading system on which the Shares are then primarily listed or traded, or paid or offered in any transaction related to a Change of Control of the Company at any time during the preceding 60-day period as determined by the Committee, except that in the case of Stock Appreciation Rights relating thereto, such price shall be based only on transactions reported for the date on which the Committee decides to cash out such Awards.

SECTION 9. ADJUSTMENT PROVISIONS.

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares which may thereafter be issued in connection with Awards (ii) the number and kind of Shares issued or issuable in respect of outstanding Awards, and (iii) the exercise price, base price, or purchase price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

SECTION 10. CHANGES TO THE PLAN AND AWARDS.

10.01.    Changes to the Plan.    The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of shareholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders within one year after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which the Shares may be listed in order to maintain compliance therewith, or if the Board in its discretion determines that obtaining such shareholder approval is for any reason advisable; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan after initial shareholder approval of the Plan may materially impair the rights of such Participant under any Award theretofore granted to him.

10.02.    Changes to Awards.    The Committee may, unless otherwise expressly prohibited by the Plan, waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially impair the rights of such Participant under such Award.

SECTION 11. GENERAL PROVISIONS.

11.01.    No Rights to Awards.    No Participant or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees.

11.02.    No Shareholder Rights.    Except to the extent provided in this Plan, an Award Agreement, or as otherwise designated by the Committee, no Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly vested, issued or transferred to the Participant in accordance with the terms of the Award. However, the Committee may specifically convey such rights pursuant to an Award.

11.03.    Tax Withholding.    To the extent and in the manner permitted by applicable law, the Company or any Subsidiary is authorized to withhold from any Award granted (or from any payment relating to an Award under the Plan), any amounts of withholding and other taxes due with respect thereto, and to take such other action as the Committee may deem necessary or advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax liabilities relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of the Participant’s tax obligations. The Committee is also authorized to require any Participant promptly to remit the amount necessary to satisfy any tax obligation to the Company before taking any action under the Plan, including the issuance of any Shares, with respect to an Award.

11.04.    No Right to Employment.    Nothing contained in the Plan or any Award Agreement shall confer, and no grant of an Award shall be construed as conferring, upon any Participant any right to continue in the employment of the Company or any Subsidiary or to interfere in any way with the right of the Company or any Subsidiary to terminate such employment at any time or increase or decrease such employee’s compensation from the rate in existence at the time of granting of an Award.

11.05.    Unfunded Status of Awards.    With respect to any payments not yet made to a Participant pursuant to an Award the Plan constitutes a mere promise to make the benefit payments provided for herein, and nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the unfunded status of the Plan.

11.06.    Other Compensatory Arrangements.    The Company or any Subsidiary shall be permitted to adopt other or additional compensation arrangements (which may include arrangements which relate to Awards), and such arrangements may be either generally applicable or applicable only in specific cases.

11.07.    Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determined whether cash, other Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

11.08.    Governing Law.    The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws, and applicable federal law.

SECTION 12. DEFINITIONS.

In addition to the terms defined elsewhere in the Plan, the following shall be defined terms under the Plan:

12.01.   “Award” means any Restricted Stock Award, Bonus Award, payment for services of a Consultant, Stock Appreciation Right, warrant to purchase Shares, or any other right or interest relating to Shares or cash, granted to a Participant under the Plan.

12.02.   “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

12.03.   “Board” means the Board of Directors of the Company.

12.04   “Bonus Award” means a right, granted to a Participant under Section 4.03, to receive cash, Shares, other Awards, or other property.

12.05   “Corporate Transaction” means any of the following shareholder-approved transactions to which the Company is a party

(i)    a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated;

(ii)   the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company; or

(iii)  any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

12.06.   “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

12.07.   “Committee” means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan, or any subcommittee of either; provided, however, that if and when the Company shall be or become subject to Section 16 of the Exchange Act, then the Committee, and any subcommittee thereof, shall consist of two or more directors (or such lesser number as may be permitted by applicable law or rule), each of whom is a “disinterested person” within the meaning of the applicable provisions of Rule 16b-3 under the Exchange Act.

12.08.   “Consultant” means any person who is engaged by the Company or a Subsidiary to render consulting, advisory or other services to the Company or a Subsidiary.

12.09.   “Disability” shall mean the inability of a Grantee to perform his or her duties and responsibilities for a period of 90 consecutive days or an aggregate period of 180 days in any two year period.

12.10.   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and any rules and regulations thereunder.

12.11.   “Fair Market Value” means, with respect to Shares, Awards, or other property, the fair market value of such Shares, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Shares as of any date shall be the closing price of the Shares on the date of the grant of the Award, as reported by the American Stock Exchange or other national exchange on which the Shares are listed (or if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation System, Small Cap or National Markets, the National Association of Securities Dealers OTC Bulletin Board or in The Wall Street Journal).

12.12.   “Immediate Family Member” means, with respect to any Participant, any of such Participant’s spouse, children, parents or siblings.

12.13.   “Participant” shall mean any officer, director, employee, or Consultant of the Company who has been granted an Award under the Plan.

12.14.   “Restricted Stock” means Shares granted to a Participant under Section 4.02, that are subject to certain restrictions and to a risk of forfeiture.

12.15.   “Rule 16b-3” means Rule 16b-3, as from time to time amended and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

12.16.   “Shares” means the Common Stock, $0.0006 par value per share, of the Company and such other securities of the Company as may be substituted for Shares or such other securities pursuant to the Plan.

12.17.   “Stock Appreciation Right” means a right, granted to a Participant under Section 4.06, to be paid an amount measured by the appreciation in the Fair Market Value of Shares from the date of grant to the date of exercise of the right, with payment to be made in cash, Shares, other Awards, or other property as specified in the Award Agreement or determined by the Committee.

12.18.   “Subsidiary” means any company (other than the Company) with respect to which the Company owns, directly or indirectly, 50% or more of the total combined voting power for all classes of stock. In addition, any other related entity may be designated by the Board or the Committee as a Subsidiary, provided the Board or the Committee determines that the Company has a substantial ownership interest in such entity.

12.19.   “Year” means a calendar year.